MASTER SERVICES AGREEMENT

This Master Services Agreement (the " Master Agreement") is entered into and effective as of the date last signed below (the "Effective Date") by and between HCAS LLC d/b/a HCAS TECHNOLOGIES, a Delaware limited liability company ("Supplier"), and Global Arena Holding, Inc., located at 208 East 51st Street, Suite 112, New York, New York 10022 ("GAHC" or "Client"). (GAHC and Supplier are referred to herein as a "Party" and collectively as the "Parties".)

RECITALS

A. HCAS is in the business of providing Information Technology and Information Systems Management (collectively referred to herein as "Management of Information Technology Services"), including software development services, Infrastructure, network, client and support;

B. GAHC desires to obtain Management of Information Technology Services and Managed Chief Information Officer services from HCAS for GAHC and its Affiliates, as defined herein; and

C. HCAS and GAHC desire to enter into this Master Agreement to set forth the terms and conditions pursuant to which HCAS will provide Management of Information Technology Services to GAHC and its Affiliates.

GENERAL TERMS AND CONDITIONS

1. SUPPLIER'S OBLIGATIONS. From time-to-time, GAHC may hereafter engage Supplier to perform those Management of Information Technology Services and Managed Chief Information Officer services (the "Services"), and/or provide those Deliverables, as defined in Section 3.4 herein, including third party deliverables and services, described in a Work Statement, as defined in Section 3.7, substantially in the form of Exhibit A, attached hereto and incorporated herein. Such engagement shall not be effective unless and until the parties have executed the Work Statement, which shall be subject to the terms and conditions of this Master Agreement. In the event of a conflict between any Work Statement and this Master Agreement, this Master Agreement shall govern.

2. PARTIES' RELATIONSHIP. Supplier shall be acting as an independent contractor to GAHC, and nothing in this Master Agreement shall be deemed to create a relationship of employer-employee, principal-agent, associate, partnership, joint venture or agency between or among Supplier and GAHC or any of their respective members, employees, contractors or agents (collectively referred to herein as "Personnel"). Neither party has any authority to bind the other to any contract or agreement without the other's written permission.

3. DEFINITIONS

3.1 **"Affiliate"** means a person or legal entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. For purposes of the foregoing, legal or beneficial ownership of more than ten percent (10%) of any class of the equity of, or practical control of the management of, an entity constitutes "control". Moreover, a person or entity is "Affiliated" with another person or entity if the person or entity is an Affiliate of such other person or entity.

3.2 **"Application"** means proprietary software and hardware to utilize in ballot scanning during the tabulation process. The software is advanced OMR/OCR/Barcode software featuring de-skewing, de-speckling and image correction. Also includes the registration software and hardware.

3.3 **"Confidential Information"** of a Party means all confidential or proprietary information, including without limitation, trade secrets and all information not generally known to the public, all Work Product, GAHC Data and the terms and conditions of this Master Agreement. The term also

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includes any such information that is provided or made available by or on behalf of GAHC, any GAHC Affiliate or GAHC Licensee, or any GAHC client to HCAS or any of its Personnel in connection with this Master Agreement. Without limiting the foregoing, Confidential Information will include all such information provided to each Party by the other Party both before and after the Effective Date of this Master Agreement

3.4 **"Deliverables"** means all goods, data, material, Work Product and results to be developed or delivered by HCAS in connection with the Services hereunder as set forth in an applicable Work Statement.

3.5 **"Intellectual Property Rights"** means any and all of the following, arising in any jurisdiction in the world: patents, patent applications, continuations, continuations-in-part, divisional, renewals and reissuances; copyrights; trademarks, service marks, trade names and trade dress; trade secrets; design rights; data rights; mask work rights; moral rights; foreign equivalents of any of the foregoing; any other intellectual property rights; registrations of, and applications for, any of the foregoing; and the right to sue for any present or past violation, infringement or misappropriation of any of the foregoing.

3.6 **"Work Product"** means all inventions, improvements, modifications, enhancements, derivatives, compositions, discoveries, know-how, processes, methodologies, formulas, designs, drawings, data, information and works of authorship (including reports, drawings, art, schematics, notes, analyses, records, customer lists and other documents, whether in draft form or final form, and whether in written, electronic, digital, or other format) in which any proprietary right, including without limitation, Intellectual Property Rights, exists or may be acquired or asserted anywhere in the world, and which are conceived, made, developed, discovered, written, authored, invented, created, or first reduced to practice by HCAS or any of its Personnel, alone or jointly with GAHC or any third party or parties in the course of performing Services under this Master Agreement.

3.7 **"Work Statement"** means a work order, SOW, or other written description of Services or Deliverables under this Master Agreement that conforms to the requirements of Section 1.1.

3.8 **"GAHC Data"** means all data and information that is submitted, directly or indirectly, to HCAS by GAHC or its Affiliates, or obtained or learned by HCAS in connection with the Services provided by HCAS under this Master Agreement and any Work Statement or GAHC Order including information relating to GAHC's customers, clients, parties in joint ventures, parties to contracts, consultants, suppliers, facilities, business affairs and licensees. GAHC Data includes, without limitation, trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, technology, products, product specifications, techniques, inventions, discoveries, improvements, research, test results, databases, other original works of authorship, customer lists or other information related to customers or prospective customers, marketing or sales, business plans, strategies, forecasts, budgets, projections, other financial information, or other information pertaining to any business of GAHC, the GAHC Affiliates, the GAHC Licensees or any of their respective employees, customers, clients, members, joint venturers, suppliers, licensees, consultants or third parties with whom they do business. This is to include the GAHC entity or information identifying GAHC or the entity or information identifying any GAHC's customers, clients, parties in joint ventures, consultants, suppliers, facilities, business affairs and licensees.

4. **SCOPE OF MASTER AGREEMENT**

4.1 **Delegated Management of Information Technology**. Client hereby retains HCAS to provide, and HCAS hereby agrees to provide, during the Term hereof, the following Personnel to perform the Services: Resources Software Programmers, (i.e. programmers), Technical Consultant, Project Manager, Senior Application Specialist, Application Specialist, Senior Technical Specialist, Enterprise Architect, Information Risk Manager. The Project Manager, who shall be acceptable to Client, will provide oversight and management of all Client information technology and information systems, in accordance with the terms of this Master Agreement and each Work Statements.

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4.1.1 All Personnel provided by HCAS shall be appropriately licensed or certified, if required, and experienced in the Services they are assigned to perform. They shall perform the Services in a competent, timely, efficient and commercially acceptable manner. HCAS and its Personnel shall use best efforts not to disrupt the Client's day to day business operations.

4.1.2 Client shall notify HCAS in the event any of HCAS's Personnel are not performing the Services as required by this Master Agreement, or are otherwise unacceptable to Client. HCAS shall replace said Personnel with another qualified Personnel acceptable to Client within a reasonable time not to exceed 30 days from receipt of notice from Client. The Parties shall work together cooperatively in a joint effort to accomplish the tasks and objectives as outlined in each Work Statement; provided, HCAS shall have primary responsibility for performing the Services and fulfilling its duties under this Master Agreement, including the Work Statements.

4.2 **Support and Maintenance**. After completion and sign-off of the final task requested by Client under terms of this Master Agreement or the applicable Work Statement, any support and maintenance services, updates, versions, or new releases shall be billed by HCAS to Client per the terms contained in this Master Agreement. Maintenance and support for any third party products or equipment is generally available through the respective vendor(s)/manufacturer(s) of such content and equipment and Client is responsible to maintain independent agreements with said vendor(s)/manufacturer(s); provided, however, HCAS agrees to assign or otherwise make available to Client any warranty rights given to HCAS by such third party vendor(s)/manufacturer(s) on its content and/or equipment.

4.3 **Client Responsibilities**. Client agrees to perform all tasks reasonably assigned to Client as set forth in this Master Agreement, and to provide all reasonable assistance and cooperation to HCAS in order to achieve the mutually agreed programming milestones contained in Work Statements in a timely and efficient manner. HCAS shall not be deemed in breach of this Master Agreement, or any milestone in the event HCAS's failure to meet its responsibilities and time schedules is directly caused by Client's material failure to meet (or Client's material delay in) performing its responsibilities. In the event of any such material failure or delay by Client, (i) all of HCAS's time frames, milestones, and/or deadlines shall be extended by the number of days of Client's failure; and (ii) Client shall make payments to HCAS as set forth in this Master Agreement, when and if all time frames, schedules, or deadlines are completed by HCAS. Client agrees that the Party for whom the software is being written shall be responsible for making, at its own expense, any changes or additions to its current systems, software, and hardware that may be required to support operation of the application.

5. CONFIDENTIALITY. RESTRICTIONS ON USE AND DISCLOSURE.

5.1 **Restrictions on Use and Disclosure-General**. All GAHC Data is and will remain the property of GAHC and will be protected as described in this Section. Subject to Section 5.2, all GAHC Data, including Confidential Information, will be held in confidence by HCAS to the same extent and with at least the same degree of care as HCAS protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. HCAS and its Personnel will use Confidential Information, and/or GAHC Data only for the purpose of performing HCAS's obligations under this Master Agreement and for no other purpose whatsoever. Neither HCAS nor any of its Personnel will disclose, duplicate, publish, release, transfer or otherwise make available any Confidential Information in any form to, or for the use or benefit of, any person or entity without GAHC's prior express written consent in each instance. HCAS will restrict disclosure of Confidential Information to the minimum necessary and to those of its Personnel who have a need to know such Confidential Information to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Master Agreement.

5.2 **Compliance with Regulatory Requirements.** The parties represent and warrant that each party shall perform its duties and responsibilities hereunder in compliance with all applicable federal, state, and local laws, rules or regulations, including, without limitation, federal Department Of Labor

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rules and all state laws regulating individually identifiable health information. HCAS shall be fully responsible to ensure that all of its Personnel comply with this section and all other applicable sections / terms under this Master Agreement.

5.3 **Survival.** The obligations set forth in this Section 5 shall survive the termination or expiration of this Master Agreement for a period of five (5) years for Data that is not protected information subject to Personal Identifiable Information and for the duration set forth in the Business Associate Agreement between the Parties with regard to personal protected information.

6. FEES, EXPENSES, AND PAYMENT.

6.1 **Resource Allocation Investment**. Client agrees to pay HCAS, in full consideration for its Services, the rate of Five Thousand Dollars ($5,000) per month (the "Monthly Fee"). If HCAS believes additional hours for the month are required beyond the Monthly Fee, then HCAS shall inform Client and both Parties shall mutually agree in writing upon how the additional hours / work shall be performed.

6.2 **Other Fees** Client also agrees to pay HCAS, in full consideration for its Services, 30,000,000 (Thirty Million) warrants at $0.01 in GAHC. The warrants are exercisable into common shares at the exercise price of $.01 and for the exercise period of 5 (five) years from the date of this contract.

6.3 **Form of Payment**. All cash payments made to HCAS under this Master Agreement shall be in United States currency in the form of company check or cashier's check or bank-to-bank transfer.

6.4 **Payment of Invoices**. HCAS will issue an invoice on the last working day of each month for the prior month's Services until completion of the project. Said monthly invoices will be paid by Client within thirty (30) days of receipt. HCAS may suspend Services on a Work Statement not paid within thirty (30) days upon giving Client seven (7) business days' prior written notice. Such suspension may continue until the undisputed amounts outstanding are paid in full.

7. TERM AND TERMINATION.

7.1 **Term.** This Master Agreement shall be effective as of the Effective Date and shall continue in effect for thirty-six (36) months (the "Term"). This Master Agreement may be renewed based on the written consent of both Parties.

7.2 **Termination Without Cause.** This Master Agreement may be terminated by either Party by giving a twelve (12) month written notice of termination to the other Party.

7.3 **Termination With Cause.** In the event that a Party commits a material breach of this Master Agreement, the other Party may immediately terminate this Master Agreement if such breach is not cured within thirty (30) days after written notice of such breach is duly given.

7.4 **Termination for Insolvency.** Either party may immediately terminate this Master Agreement upon notice to the other party if the other party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or similar arrangements with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party bankrupt or insolvent, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

7.5 **Change in Applicable Laws.** In the event of a change in any applicable laws that materially affects the performance of this Master Agreement or the relationship of the parties as described herein, including, but not limited to, laws regulating third party election administrators, the parties will meet in good faith to discuss amending this Master Agreement to preserve its material terms and maintain compliance with applicable laws. If either party, acting in good faith and on the advice of counsel, believes that this Master Agreement cannot be amended to comply with such laws, such party may terminate this Master Agreement on thirty (30) days' prior written notice to the other party.

7.6 **Effect of Termination**.

7.6.1 Client shall pay HCAS all undisputed amounts due for all Services rendered and work performed through the effective date of termination. HCAS shall provide Client with an invoice for the foregoing fees within fourteen (14) days of the effective date of the termination. Client shall pay all undisputed amounts on the invoice within thirty (30) days of receipt of the invoice. The return by HCAS to Client of all GAHC Data and Confidential Information in a usable form acceptable to Client is a condition precedent to Disputes shall be handled under Section 20 of this Master Agreement.

7.6.2 Nothing contained in this Section 7 shall relieve any party from liability for any breach of this Master Agreement. The exercise by any party of any right of termination under this Section 7 shall not constitute a waiver of any other rights or remedies available to such party for breach under this Master Agreement or under applicable law or in equity. Each remedy specifically provided under this Master Agreement is non-exclusive and shall be taken and construed as cumulative and in addition to any other remedy provided herein or by law.

7.6.3 Subject to Sections 7.6.1 and 7.6.2, all rights and obligations of the Parties to each other under this Master Agreement shall cease as of the effective date of any termination or expiration hereof, except those rights and obligations expressly stated to survive expiration or termination, contained in the Business Associate Agreement between the Parties and as otherwise required by law.

8. LIMITED WARRANTIES. Performance of Professional Services. HCAS warrants that the professional services will be performed in a workmanlike and professional manner by appropriately qualified personnel. HCAS further warrants to Client that it is the developer of any software or the authorized licensee with the right to assign or sublicense to Client any software created or provided to Client under this Master Agreement, including all Work Statements, and that such software does not infringe or otherwise violate any Intellectual Property Rights of any third parties. HCAS shall not sell, assign or sublicense to any third party any of the software created or provided to Client under this Master Agreement.

9. ACCEPTANCE OF DELIVERABLES. Client shall execute a written approval upon completion of successful "live" testing by Client of each of the Deliverables as outlined in each Work Statement. HCAS shall rely on such written approval as Client's acceptance of such Deliverables.

10. APPLICATION (As Defined Above).

10.1 Client and HCAS agree that HCAS hereby assigns to Client and Client accepts such assignment and Client shall at all times (even after the termination of this Master Agreement) own all worldwide rights, including without limitation the Intellectual Property Rights, title, and interest in and to the Application (including, its source code and documentation, copies of which shall be available to Client at all times during and after the Term of this Master Agreement). HCAS acknowledges and agrees that this provision was a material inducement to Client entering into this Master Agreement with HCAS and breach by HCAS of this provision shall constitute a material breach of this Master Agreement.

10.2 Client shall be responsible for researching, obtaining, and filing all trademark, copyright, patent, or other intellectual property protections for the Application or any other Deliverables designed or developed by HCAS for Client.

10.3 Except as otherwise set forth herein or in an applicable Work Statement, Client will exclusively own all worldwide right, Intellectual Property Rights, title and interest in and to all items of Work Product from the time that it is conceived, made, developed, discovered, written, authored, invented, created, or first reduced to practice by HCAS Personnel, alone or jointly with third parties, under this Master Agreement, including Deliverables, whether completed or work-in-progress, during and after the term of this Master Agreement. Without limiting the previous sentence, all Deliverables, in whole or in part, will be deemed "works made for hire" of Client for all purposes of copyright law, and the copyright will belong solely to Client. For the avoidance of doubt, the Parties acknowledge and agree that none of the Deliverables is a work of visual art or fine art (e.g., original

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paintings, prints, sculpture, drawings, or an original work of art in glass) under California's Art Preservation Act or the federal Visual Artists Rights Act or any other similar state or federal law.

11. **LIMITATION OF LIABILITY**. In no event shall either Party be liable to the other or any third party, for any incidental or consequential damages arising out of or connected in any way with this Master Agreement (except for those damages arising out of or connected in any way with the Application). Except as provided herein, the total liability of a Party for all damages, losses, and causes of action (whether in contract, tort (including negligence), or otherwise, including attorneys' fees, to the other shall not exceed the greater of the fees paid by Client under this Master Agreement (as defined in Section 6), or the proceeds of the responsible Party's insurance coverage.

12. **REPRESENTATIONS AND WARRANTIES**.

12.1 **Authorization**. Each party has full power and authority to enter into this Master Agreement and to carry out the transactions contemplated hereby. Each party, by all requisite action (whether corporate or otherwise), has duly authorized the execution and delivery of this Master Agreement and the consummation of the transactions contemplated hereby; and no other proceedings, corporate or otherwise, on the part of either party are necessary to authorize this Master Agreement, which, when executed, will constitute the valid and binding agreement of each party, enforceable in accordance with its terms. Neither the execution and delivery of this Master Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of (i) the articles or certificate of incorporation, bylaws or other organizational documents of either party, (ii) any provisions of any contract or other instrument to which either party is a party or by which either party, or its businesses, assets or properties may be affected or secured, (iii) any order, writ, injunction or decree applicable to either party, or (iv) any statute, rule or regulation.

12.2 **Consents**. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or other third party, domestic or foreign, is required by or with respect to either party in connection with its execution and delivery of this Master Agreement, or the consummation of the transactions contemplated hereby.

12.3 **Regulatory Compliance**. Neither party has (1) been served with a notice of proposed exclusion, or committed any acts which are cause for exclusion, from participation in, or had any sanctions, or civil or criminal penalties imposed upon it under, any federal or state program, including, but not limited to, DOL rules, or (2) been convicted, under federal or state law (including, without limitation, a plea of nolo contendere or participation in a first offender deterred adjudication or other arrangement whereby a judgment of conviction has been withheld), of a criminal offense related to (a) fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in any healthcare program operated by or financed in whole or in part by any federal, state or local government agency, or (b) the unlawful manufacture, distribution, prescription or dispensing of a controlled substance. Each party further agrees to notify the other party immediately after becoming aware that any of the foregoing representations and warranties in this Section 12.3 may be inaccurate or may become incorrect.

13. **THIRD PARTY DISCLAIMER.** HCAS makes no warranty of any kind, whether express or implied, with regard to any third party products, third party content or any software, equipment, or hardware obtained from third parties; provided, however, HCAS shall use its best efforts to assign or otherwise make available to Client any warranty of any kind, made by a third party to HCAS with regard to any third party products, content, software, equipment or hardware.

14. **FORCE MAJEURE**. Either Party shall be excused from delays in performing or from failing to perform its obligations under this Master Agreement to the extent the delays or failures result from causes beyond the reasonable control of the Party, including, but not limited to: default of subcontractors or suppliers; failures or default of third party software, vendors, or products; acts of God or of the public enemy; U.S. or foreign governmental actions; strikes; communications, network/internet

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connection, or utility interruption or failure; fire; flood; epidemic; and freight embargoes. Each Party shall use its best efforts to perform its obligations hereunder as soon as such cause ceases.

15. CHOICE OF LAW; VENUE; LIMITATION OF ACTIONS. This Master Agreement shall be governed and construed in accordance with the laws of the United States and the State of Florida, and, subject to Section 20, the Parties consent to the exclusive jurisdiction of the state courts and U.S. federal courts having jurisdiction in Broward County, Florida for any dispute arising out of Sections 5 and/or 16 of this Master Agreement and the enforcement of any award by the arbitrator under Section 20. No action by HCAS or Client arising under this Master Agreement may be brought at any time more than five (5) years after the facts occurred upon which the cause of action arose.

16. NON-SOLICITATION/NON-COMPETITION COVENANTS.

16.1 **Non-Solicitation.** During the Term of this Master Agreement and for (5) Five Years after any termination of this Master Agreement, neither Party, without the prior written consent of the other Party, shall solicit or attempt to solicit, divert, or hire away or contract with any person employed or contracted by the other Party.

16.2 **Non-Competition.** HCAS acknowledges that, in the course of its engagement by Client, HCAS and its Personnel has become familiar, and will become familiar, with the Client's and its Affiliates trade secrets and with other Confidential Information concerning the Client and its predecessors and that HCAS's Services have been and will be of special, unique and extraordinary value to the Client. Therefore, HCAS agrees that, it is reasonable and necessary to protect the legitimate business interests of the Client that, during the Term of this Master Agreement and for the applicable restrictive period(s) thereafter, as set forth below (subject to automatic extension for an additional period equal to the period of breach of any of the covenants in Section 5 or this Section 16) (the "Non-Compete Period"), neither HCAS nor its Personnel shall, directly or indirectly: (i) own, manage, control, participate in, consult with, render services for, be employed by, or contract with, or in any manner engage in any business competing with the businesses of the Client or its Affiliates as such businesses exist or are in the process of being formed or acquired as of the date of the termination or expiration of this Master Agreement within the Restricted Territory; or (ii) own, manage, control, participate in, consult with, render services for, be employed by, or contract with, or in any manner engage in any business with any customer of the Client or its Affiliates, or former customer of the Client or its Affiliates (defined as a customer of the Client or an Affiliate within three (3) year prior to termination or expiration of this Master Agreement). As used in this Master Agreement, "Restricted Territory" means the State of Florida and any other state in which the Client or its Affiliates do business. The Non-Compete Period necessary to protect the legitimate business interests of the Client and its Affiliates, not including the use or disclosure of any trade secrets shall be the Term of this Master Agreement plus five (5) years thereafter and the Non-Compete Period necessary to protect the legitimate business interests of the Client and its Affiliates, including the use or disclosure of its trade secrets, shall be the Term of this Master Agreement plus five (5) years thereafter.

16.3 **Enforcement.**

16.3.1 If, at the time of enforcement of Section 5 or Section 16 of this Master Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because HCAS's services are unique and because HCAS has access to Confidential Information and Work Product, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Master Agreement. Therefore, in the event of a breach or threatened breach of this Master Agreement, the Client or its Affiliates, or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or

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prevent any violations of, the provisions hereof, or require HCAS to account for and pay over to the Client all compensation, profits, moneys, accruals, increments or other benefits derived or received as a result of any transactions constituting a breach of the covenants contained herein.

16.3.2 The existence of any claim or cause of action by HCAS against Client, whether predicated on this Master Agreement or otherwise, shall not constitute a defense to the enforcement by Client of HCAS's covenants in Section 5 or Section 16, but shall be litigated separately.

16.3.3 In the event HCAS breaches any provision of Section 5 or Section 16, HCAS shall be responsible for reimbursing Client for all costs of litigation, including, but not limited to, reasonable attorneys' and paralegal fees, filing fees, arbitration and court fees and expert witness fees, at all levels of proceedings and including pre-litigation costs, incurred by Client in connection with the enforcement of its rights hereunder.

17. NOTICES.

17.1 Any written notice or demand required by this Master Agreement shall be sent by certified mail (return receipt requested), personal delivery, overnight commercial carrier, or other guaranteed delivery to the other Party at the address set forth below its respective signature line, or such other address as may be provided to the other Party in a written notice given in accordance with this provision. The notice shall be effective as of the date confirmation of delivery.

17.2 Email and verbal communication between Parties is acceptable for normal course of business, not including any SOW, Deliverable, termination notice under Section 7 and as otherwise provided in this Master Agreement.

18. ENTIRE AGREEMENT. This Master Agreement and all exhibits set forth and attached hereto constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any prior agreements, written, oral or electronic, between the Parties on the subject matter hereof. No other agreements, representations, or warranties have been made by either Party to the other with respect to the subject matter of this Master Agreement, except as referenced herein. This Master Agreement may be amended only by a written agreement signed by both Parties.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT.

20. DISPUTES. Client and HCAS agree to make a good-faith effort to resolve any disagreement arising out of, or in connection with, this Master Agreement through negotiation. Should the Parties fail to resolve any such disagreement within ten (10) days, any controversy or claim arising out of or relating to this Master Agreement, including any Work Statement, and including without limitation, the interpretation or breach thereof, shall be submitted by either Party to binding arbitration in Broward County, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association or the Arbitration Rules of the American Health Lawyers' Association's Alternative Dispute Resolution Service ("AHLA ADRS"). Notwithstanding the foregoing, this Section shall not preclude either Party from seeking temporary, provisional, or permanent injunctive relief from any court.

21. SEVERABILITY. In the event that a court finds any provision of this Master Agreement invalid and/or unenforceable, the parties agree that the remaining provisions shall remain valid and in force.

22. WAIVER. Neither party shall be deemed by mere lapse of time (without giving notice or taking other action hereunder) to have waived any breach by the other party of any of the provisions of this Master Agreement. Further, the waiver by either party of a particular breach of this Master Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Master Agreement.

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23. SURVIVAL. Notwithstanding any provision to the contrary herein, all representations, warranties, covenants and indemnities made or furnished by any party hereunder, as well as all of the terms and conditions hereof and obligations and undertakings of the parties hereto that by their nature survive, whether expressly set forth herein or otherwise, shall be construed to be continuous and shall survive the execution, performance, termination or expiration of this Master Agreement and shall remain in full force and effect, and shall be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.

24. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Master Agreement shall bind and inure to the benefit of and be enforceable by HCAS and Client and their respective successors or assigns; provided, however, that the rights and obligations of HCAS and Client under this Master Agreement shall not be assigned without the prior written consent of the other Party; provided that the Client may assign this Master Agreement, including specifically Sections 5 and 16, and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, including a merger of the Client or its Affiliates.

25. COUNTERPARTS. This Master Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

26. NO STRICT CONSTRUCTION. The Parties hereto have participated jointly in the negotiation and drafting of this Master Agreement. In the event an ambiguity or question of intent or interpretation arises, this Master Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Master Agreement.

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, hereto have executed this Master Agreement as of the date first written above.

Global Arena Holding, Inc
208 East 51st Street, Suite 112
New York, New York 10022

By: [signature]
Signature

Printed Name: John S Matthews

Title: Chairman
Must be Authorized Representative

Date: 1/17/18

HCAS LLC d/b/a HCAS Technologies
PO BOX 452505
Miami, FL 32345
(855) 809-5800

By: [signature]
Signature

Printed Name: YAGDIEL RODRIGUEZ

Title: CEO
Must be Authorized Representative

Date: 11-17-2017

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EXHIBIT A

WORK STATEMENT FORM

See attached.